UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Cavco Industries, Inc.
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Phoenix, Arizona 85004 602-256-6263

June 11, 2012

Dear Stockholders:

It is our pleasure to invite you to attend the Cavco Industries, Inc. (“Cavco” or the “Company”) 2012 Annual Meeting of Stockholders. The meeting will be held on July 11, 2012 at 9:00 a.m. (M.S.T.) at Cavco’s offices, 1001 N. Central Avenue, Suite 800, Phoenix, Arizona 85004. The attached Notice of Annual Meeting of Stockholders and Proxy Statement provide information concerning the business to be conducted at the meeting and the nominees for election as a director and are first being mailed to stockholders on or about June 15, 2012.

Your vote is important. Whether or not you plan to attend the meeting, please vote your shares using the Internet, by telephone, or by completing, signing, dating, and returning the accompanying proxy in the enclosed envelope. Your shares will then be represented at the meeting if you are unable to attend. You may, of course, revoke your proxy and vote in person at the meeting if you desire.

Thank you for your support.

Sincerely,

Joseph H. Stegmayer

Chairman of the Board of Directors,

President and Chief Executive Officer

Notice of Annual Meeting of Stockholders

of Cavco Industries, Inc.

Date:	July 11, 2012

Time:	9:00 a.m. (M.S.T.)

Place:	Cavco Industries, Inc.’s (“Cavco”) Offices
1001 N. Central Avenue
Suite 800
Phoenix, Arizona 85004

Items of Business:	1. To elect two directors comprising a class of directors to serve until the Annual Meeting of Stockholders in 2015, or until their successors have been elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as Cavco’s independent registered public accounting firm for fiscal year 2013;

3. To approve the Company’s executive compensation on an advisory basis; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Annual Reports:	The 2012 Annual Report to Stockholders, which includes the Annual Report on Form 10-K, is enclosed and may be viewed on Cavco’s website at http://www.cavco.com/investorrelations/annualmeeting.

Who Can Vote:	You can vote if you were a stockholder of record at the close of business on May 25, 2012.

Date of Mailing:	This Notice and Proxy Statement are first being mailed to stockholders on or about June 15, 2012.

By Order of the Board of Directors, JAMES P. GLEW Secretary

To ensure representation of your shares at the annual meeting, you must vote and submit the proxy by telephone, over the Internet or by mail in the manner described in the accompanying proxy. All stockholders are encouraged to review the accompanying proxy statement.

TABLE OF CONTENTS

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ii

CAVCO INDUSTRIES, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

to be Held July 11, 2012

INTRODUCTION

The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the Board of Directors (the “Board”) of Cavco Industries, Inc., a Delaware corporation (“Cavco”, the “Company”, “we”, “our” or “us”), for use at the annual meeting of stockholders of Cavco to be held on July 11, 2012, at 9:00 a.m. (M.S.T.), and at any adjournment thereof. The mailing address of Cavco’s executive offices is 1001 N. Central Avenue, Suite 800, Phoenix, Arizona 85004.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JULY 11, 2012:

The notice of meeting, proxy statement, annual report and sample proxy card are available for review at http://www.cavco.com/investorrelations/annualmeeting.

Purposes of the Annual Meeting

At the annual meeting, the Company will ask its stockholders to:

(1)	Elect two directors comprising a class of directors to serve until the Annual Meeting of Stockholders in 2015, or until their successors have been elected and qualified;

(2)	Ratify the appointment of Ernst & Young LLP as Cavco’s independent registered public accounting firm for fiscal year 2013;

(3)	Approve the Company’s executive compensation on an advisory basis;

(4)	Transact any other business that may be properly presented at the annual meeting and any adjournment thereof.

Our Board of Directors does not know of any matters that may be acted upon at the annual meeting other than the matters set forth in the following pages.

Our Investor Relations telephone number is (800) 790-9111 should you wish to obtain directions to our executive offices in order to attend the annual meeting and vote in person.

YOUR VOTE IS IMPORTANT!

YOU ARE URGED TO VOTE YOUR PROXY PROMPTLY BY MAIL, TELEPHONE OR VIA THE

INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

ABOUT THE MEETING

Who Can Vote

Record holders of common stock, par value $.01 per share, of Cavco at the close of business on May 25, 2012 may vote at the annual meeting. On that date, the issued and outstanding capital stock of Cavco entitled to vote at the annual meeting consisted of 6,956,296 shares of common stock. Each stockholder will be entitled to one vote per share on the election of directors and each other matter that is described above or that may be properly brought before the meeting. There are no cumulative voting rights.

How You Can Vote

Stockholders can vote their shares of common stock at the annual meeting by voting and submitting the accompanying proxy by telephone, over the Internet, or by completing, signing, dating and returning the proxy in the enclosed envelope.

How Proxies Will be Voted

Shares represented by valid proxies received by telephone, over the Internet or by mail will be voted at the annual meeting in accordance with the directions given. If no specific choice is indicated, the shares represented by all valid proxies received will be voted: (i) FOR the election of each nominee for director named in the proxy; (ii) FOR the ratification of the appointment of Ernst & Young LLP as Cavco’s independent registered public accounting firm for fiscal year 2013; and (iii) FOR approval of the advisory vote on the compensation of our named executive officers. In the event you specify a different choice by means of the enclosed proxy, your shares will be voted in accordance with those instructions.

Our Board does not intend to present, and has no information that others will present, any business at the annual meeting other than as is set forth in the attached notice of the meeting. However, if other matters requiring the vote of stockholders come before the annual meeting, the persons named in the accompanying proxy intend to vote the proxies held by them in accordance with their best judgment in such matters.

How to Revoke Your Proxy

You have the unconditional right to revoke your proxy at any time prior to the voting thereof by submitting a later-dated proxy, by attending the annual meeting and voting in person, or by written notice to Cavco addressed to James P. Glew, Secretary, Cavco Industries, Inc., 1001 N. Central Avenue, Suite 800, Phoenix, Arizona 85004. No such revocation will be effective, however, unless received by us at or prior to the annual meeting. Attending the meeting does not revoke your proxy.

Quorum and Required Vote

The presence at the annual meeting, in person or by proxy, of a majority of the shares of common stock entitled to vote at the meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum. With respect to Proposal No. 1 (Election of Directors), in order to be elected as a director, a nominee must receive the affirmative votes of the holders of a plurality of the shares of common stock present, either in person or by proxy, and entitled to vote on the election of directors. The two director-nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on Proposal No. 1.

The affirmative vote of a majority of the votes duly cast is required to approve Proposal No. 2 (Ratification of Appointment of Independent Auditors) and Proposal No. 3 (Advisory Vote on the Compensation of the named executive officers). Abstention and broker non-votes are not treated as votes cast and, therefore, will have no effect on Proposal Nos. 2 and 3. The advisory vote on the compensation of named executive officers is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the compensation philosophy, policies and procedures described in this proxy statement.

With respect to Proposal No. 3, because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Please note that your broker is not able to vote on your behalf in any director election without specific voting instructions from you. In addition, your broker is not able to vote on your behalf on Proposal No. 3. Accordingly, we encourage you to vote your shares in the election of directors before the meeting either by returning your proxy by mail, voting by telephone or voting via the Internet so that your shares will be represented and voted at the meeting if you cannot attend in person.

If sufficient votes for approval of the matters to be considered at the annual meeting have not been received prior to the meeting date, we may postpone or adjourn the annual meeting in order to solicit additional votes. The form of proxy being solicited by this proxy statement provides the authority for the proxy holders, in their discretion, to vote the stockholders’ shares with respect to a postponement or adjournment of the annual meeting. At any postponed or adjourned meeting, proxies received pursuant to this proxy statement will be voted in the same manner described in this proxy statement with respect to the original meeting.

Expenses of Soliciting Proxies

We will bear the cost of soliciting proxies for the annual meeting. Solicitation may be made by mail, personal interview, telephone or other electronic means by our officers and other employees, who will receive no additional compensation therefor.

STOCK OWNERSHIP

Management

The following table sets forth information, as of June 1, 2012, with respect to the beneficial ownership of shares of Cavco common stock by each director, director nominee and executive officer named in the Summary Compensation Table under “Executive Compensation,” individually itemized, and by all directors, director nominees and executive officers of Cavco as a group. The percentages of class amounts set forth in the table below are based on 6,956,454 shares of common stock outstanding on June 1, 2012. Except as otherwise indicated, all shares are owned directly, and the owner has sole voting and investment power with respect thereto.

	Cavco Common stock (2)
Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Class
William C. Boor	18,500	*
Steven G. Bunger	20,500	*
David A. Greenblatt	16,375	*
Jack Hanna	18,875	*
Joseph H. Stegmayer	603,303	(8.67%
Daniel L. Urness	27,609	*
Charles E. Lott	2,000	*
Larry H. Keener	0	*
All directors, director nominees and executive officers of Cavco as a group (8 persons)	707,162	10.17%

*	Less than 1%.
(1)	The address of listed stockholders is 1001 N. Central Avenue, Suite 800, Phoenix, Arizona 85004.
(2)	Shares covered by stock options that are outstanding under the Cavco Industries, Inc. 2005 Stock Incentive Plan, as amended, and exercisable on or within 60 days are included as “beneficially owned” pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Amounts include the following shares that may be acquired upon exercise of such stock options: Mr. Boor – 18,500 shares; Mr. Bunger – 20,500 shares; Mr. Greenblatt – 16,375 shares; Mr. Hanna – 18,875 shares; Mr. Stegmayer – 60,875 shares; Mr. Urness – 25,900 shares; Charles E. Lott – 2,000 shares; and all directors, director nominees and executive officers of Cavco as a group – 163,025 shares.

Principal Stockholders

The following table sets forth information with respect to the persons, other than Mr. Stegmayer, that have reported beneficial ownership of more than five percent of the outstanding shares of Cavco common stock according to statements on Schedule 13D or 13G as filed by such persons with the SEC on or before June 1, 2012. The percentages of class amounts set forth in the table below are based on 6,956,454 shares of common stock outstanding on June 1, 2012.

Name and Address Of Beneficial Owner	Amount Beneficially Owned (1)		Percent of Class
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104	898,726	(2)	12.92%

Third Avenue Management, LLC 622 Third Avenue, 32nd Floor New York, NY 10017	894,021	(3)	12.85%

Columbia Wanger Asset Management, LLC 227 West Monroe Street Suite 3000 Chicago, IL 60606-5016	779,500	(4)	11.21%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202-1009	731,325	(5)	10.51%

Joseph H. Stegmayer 1001 N. Central Avenue, Suite 800 Phoenix, AZ 85004	603,303	(6)	8.67%

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1422	592,100	(7)	8.51%

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	589,896	(8)	8.48%

Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	455,213	(9)	6.54%

(1)	The Company makes no representations as to the accuracy or completeness of the information in the filings reported in footnotes (2) – (5) and (7) – (9).
(2)	Information regarding Wells Fargo & Company (“Wells”) is based solely upon a Schedule 13G/A filed with the SEC on January 24, 2012. Wells reported that it possessed sole voting power with respect to 862,755 shares, and sole dispositive power with respect to 897,341 shares.
(3)	Information regarding Third Avenue Management LLC (“TAM”) is based solely upon a Schedule 13G filed with the SEC on February 14, 2012. TAM reported having sole voting and dispositive power over all of the shares. TAM reported that Met Investors Series Trust-Third Avenue Small Cap Portfolio (“Met”), an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 787,653 of the shares reported by TAM. Met separately reported its interest in these shares on schedule 13G filed February 10, 2010.

(4)	Information regarding Columbia Wanger Asset Management, LLC (“Columbia Wanger”) is based solely upon a Schedule 13G/A filed with the SEC on February 13, 2012. Columbia Wanger reported having sole voting power over 678,500 shares and sole dispositive power over all of the shares.
(5)	Information regarding T. Rowe Price Associates, Inc. (“Price Associates”) is based solely upon a Schedule 13G/A filed with the SEC on February 9, 2012. Price Associates reported having sole voting power with respect to 724,985 shares and sole dispositive power with respect to all shares. Price Associates has informed Cavco that these securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 681,705 shares, representing 9.8% of the shares outstanding), for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(6)	Information regarding Joseph H. Stegmayer is based upon Cavco’s records as confirmed by Mr. Stegmayer.
(7)	Information regarding GAMCO Investors, Inc. (“GAMCO”) is based solely upon a Schedule 13D/A filed with the SEC on August 15, 2011 by Mario J. Gabelli, and other entities that are directly or indirectly controlled by Mr. Gabelli or for which he acts as chief investment officer. GAMCO reported having sole voting power over 586,100 shares and sole dispositive power over all of the shares. Included in the Schedule 13D are shares held by Gabelli Funds, LLC, GAMCO Asset Management, Inc., and Teton Advisers, Inc.
(8)	Information regarding BlackRock, Inc. (“BlackRock”) is based solely upon a Schedule 13G/A filed with the SEC on February 10, 2012. BlackRock reported having sole voting and dispositive power over all of the shares.
(9)	Information regarding Royce & Associates, LLC (“Royce”) is based solely upon a Schedule 13G/A filed with the SEC on January 9, 2012. Royce reported that it possessed sole voting and dispositive power with respect to all of the shares.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Cavco’s Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the division of the Board into three classes, with the directors in each class to hold office for staggered terms of three years each. Each class of directors is to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board. There are presently two directors in the class whose term expires at the 2012 annual meeting (Messrs. Bunger and Hanna), one director in the class whose term expires at the 2013 annual meeting (Mr. Greenblatt), and two directors in the class whose terms expire at the 2014 annual meeting (Messrs. Boor and Stegmayer). Each director holds office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

Steven G. Bunger and Jack Hanna, members of the Board whose terms expire at the annual meeting, will stand for re-election at the meeting. Messrs. Bunger and Hanna have been nominated for service as directors by our independent directors and the full Board pursuant to the procedures described under “Director Nominating Process” below. Unless contrary instructions are indicated on the proxy, it is intended that the shares represented by the accompanying proxy will be voted for the election of these two nominees or, if the nominees become unavailable (which we do not anticipate), for such substitute nominees as the Board shall designate. A plurality of votes cast at the annual meeting, in person or by proxy, is required to elect a Board nominee. The nominees and the continuing directors furnished to Cavco the biographical information appearing below.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” the election of Messrs. Bunger and Hanna.

Our Board has determined that all the members of the Board, other than Joseph H. Stegmayer, who is an employee of Cavco, are “independent” in accordance with (1) the applicable requirements of the Exchange Act, and the rules adopted by the SEC thereunder and (2) the applicable NASDAQ Marketplace Rules (the “NASDAQ Rules”), including Rule 5605(a)(2).

Nominees for Director Standing for Election

Steven G. Bunger, 51, is a member of our Audit Committee and has been a member of our Board since April 2004. Since 2001, he has served as Chairman of the Board of Mobile Mini, Inc. (“Mobil Mini”), the nation’s largest publicly-owned provider of portable storage containers and mobile offices. He is also the President and Chief Executive Officer of Mobile Mini, having served in those capacities since 1997. Mr. Bunger joined Mobile Mini in 1983. Since that time, he has held numerous positions with Mobile Mini, including Vice President of Operations and Marketing and Executive Vice President and Chief Operating Officer.

Mr. Bunger brings to our Board a breadth of operational, managerial, and marketing experience from running the world’s leading provider of portable storage solutions. Additionally, Mr. Bunger has extensive acquisition experience which he lends in assisting Cavco’s management and Board in evaluating growth opportunities.

Jack Hanna, 65, is a member of our Compensation Committee and has been a member of our Board since 2003. Since 2007, Mr. Hanna has hosted Jack Hanna’s Into the Wild, a nationally syndicated television program. Since 2011, Mr. Hanna has hosted Jack Hanna’s Wild Countdown which airs on ABC nationally. From 1993 through 2006, Mr. Hanna hosted Jack Hanna’s Animal Adventures, a nationally syndicated television program. Mr. Hanna spends the majority of each year filming and lecturing around the world. Since 1992, Mr. Hanna has served as Director Emeritus of the Columbus Zoo and Aquarium in Columbus, Ohio.

As evidenced by his long tenure with the Columbus Zoo and Aquarium, Mr. Hanna has extensive management and leadership experience. With his keen understanding of human resource, marketing, operations and facilities management matters, Mr. Hanna lead the transformation of the Columbus Zoo and Aquarium from a modest operation into one of the largest and most highly respected and attended zoological facilities in the United States. These attributes make Mr. Hanna a valuable member of our Board.

Continuing Directors

Term Expiring in 2013

David A. Greenblatt, 50, is Chairperson of our Compensation Committee, a member of the Audit Committee and has been a member of our Board since October 2008. Mr. Greenblatt currently serves as a consultant to Eagle Materials Inc. (“Eagle Materials”), a NYSE-listed company specializing in the construction products and building materials business and headquartered in Dallas, Texas. From 2005 to 2012, he was Senior Vice President and Deputy General Counsel for Eagle Materials. Previously, he worked for Eagle Materials as its General Counsel from 1993 until 1998 and as Senior Vice President – Mergers & Acquisitions from 2000 to 2002. He has also worked in various roles for Centex Corporation (“Centex”), including Vice President and General Counsel of its Investment Real Estate Group, Vice President and Assistant General Counsel of Centex and General Counsel of Cavco. Prior to joining Centex, Mr. Greenblatt was an associate for over 5 years in the corporate and securities group of Hughes & Luce (now K&L Gates, LLP) in Dallas.

In addition to his executive and legal experience, Mr. Greenblatt brings to our Board his extensive knowledge of our company and industry, having served as Cavco’s General Counsel while he was employed by Centex.

Terms Expiring in 2014

Joseph H. Stegmayer, 61, serves as our Chairman of the Board, President and Chief Executive Officer and as a director and officer of Fleetwood Homes, Inc. (“Fleetwood Homes”) and Palm Harbor Homes, Inc. (“Palm Harbor Homes”) and a director of Palm Harbor Villages, Inc. (“Palm Harbor Villages”). He has served as a director of Palm Harbor Villages since March 2011, as a director and officer of Palm Harbor Homes since November 2010, as a director and officer of Fleetwood Homes since July 2009, and as President and Chief Executive Officer and as a member of the Board of Cavco and its predecessor since March 2001. Mr. Stegmayer also served as President of Centex’s manufactured housing holding company, Centex Manufactured Housing Group, LLC, from September 2000 until Cavco’s spin-off from Centex in June 2003. Prior to joining Cavco, Mr. Stegmayer served as Executive Vice President of Champion Enterprises, Inc., a company that builds and sells manufactured homes and as President, Vice Chairman and Chairman of the Executive Committee of Clayton Homes, Inc., a company that builds, sells, finances and insures manufactured homes, and operates planned housing communities.

As Chairman of the Board, President and CEO of Cavco, with in excess of twenty-five years of experience in the manufactured housing industry, Mr. Stegmayer has an in depth understanding of the factors affecting Cavco’s business. Mr. Stegmayer is widely recognized as a manufactured housing industry expert and has extensive experience managing public companies.

William C. Boor, 46, is Chairperson of our Audit Committee, a member of our Compensation Committee and has been a member of our Board since July 2008. Mr. Boor is Senior Vice President-Global Ferroalloys of Cliffs Natural Resources, Inc. (“Cliffs”), an international mining company based in Cleveland, Ohio, a position he has held since May 2010. Mr. Boor previously held the position of Senior Vice President-Business Development with Cliffs. Mr. Boor joined Cliffs in May 2007 after having served as Executive Vice President, Strategy and Development, at American Gypsum Company, a subsidiary of Eagle Materials from 2005 to 2007. From 2002 to 2005, Mr. Boor served as Senior Vice President – Corporate Development and Investor Relations of Eagle Materials. From 2001 to 2002, he served as Vice President – Corporate Development of Centex. He also has held key leadership roles at Weyerhaeuser Co. and Procter & Gamble Co.

Mr. Boor earned a Master of Business Administration from Harvard Business School and holds the Chartered Financial Analyst designation. Mr. Boor brings to our Board diverse experience in manufacturing management, process engineering, financial management, investor relations and marketing.

Director Compensation

Only non-employee directors are compensated for service as a director. Upon commencement of service, non-employee directors receive a one-time grant of an option to purchase 10,000 shares of Cavco common stock. Effective April 1, 2012, annually, non-employee directors receive annual compensation in the form of a $30,000 retainer fee (increased from $25,000 effective April 1, 2012), a grant of an option to purchase 4,000 shares of Cavco common stock on the anniversary of the director’s election to the Board (increased from 3,000 shares effective April 1, 2012), and an additional $2,000 for each Board meeting attended. Members of Board committees also receive a fee of $1,000 for each committee meeting attended. The chairperson of the Audit Committee receives an additional $10,000 per year for such service and the chairperson of the Compensation Committee receives an additional $4,000 per year for such service.

All options awarded to non-employee directors have a seven-year term and a per share exercise price equal to the fair market value of a share of common stock of Cavco on the date of grant. All options awarded prior to April 1, 2010, become exercisable at the rate of 25% on the date of grant and an additional 25% on the following three anniversaries of the date of grant. Options awarded on or after April 1, 2010, become exercisable at the rate of 50% on the date of grant and 50% on the first anniversary of the date of grant. All rights to exercise the options terminate within four months of the date that the non-employee director ceases to be a director of Cavco for any reason other than death or disability; in the case of a director’s death, the options terminate fifteen months thereafter and in the case of disability and resulting termination of the directorship, then the options terminate six months after such date of termination. However, if the non-employee director held the position for at least ten years, the options will vest on the date that the non-employee director ceases to be a director and all rights to exercise the options will terminate three years thereafter, but in no event may the options be exercised later than seven years from the date of grant.

All Board members are reimbursed for reasonable expenses of attending Board and committee meetings.

DIRECTOR COMPENSATION TABLE

The following table provides information regarding compensation paid to each non-employee director during the year ended March 31, 2012.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)
William C. Boor	55,000	51,750	106,750
Steven G. Bunger	43,000	51,060	94,060
David A. Greenblatt	49,000	42,000	91,000
Jack Hanna	41,000	38,460	79,460

(1)	Amounts in this column include the annual retainer and meeting fees earned, regardless of when paid.
(2)	Amounts in this column represent the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”). We describe the assumptions made in these valuations in Note 16 to the Consolidated Financial Statements included in Cavco’s Annual Report on Form 10-K for fiscal year ended March 31, 2012 (the “2012 Form 10-K”).

Board and Committee Meetings

During Cavco’s fiscal year ended March 31, 2012, our Board held five regularly scheduled meetings. Each of our directors attended all of the meetings of the Board and Board committees on which they served in fiscal year 2012.

All Board members are expected to attend our annual meetings of stockholders, unless an emergency or unavoidable conflict prevents them from doing so. At our 2011 annual meeting of stockholders, all directors serving at that time were present in person.

Director Nominating Process

Selection by Independent Directors.

The Board has not established a director nominating committee. Instead, our Board has determined that the independent directors, as a group, should fulfill this responsibility. The Board has adopted resolutions, as required by the NASDAQ Rules, providing for the nomination of directors by the independent directors of the Board, which the Board believes promotes flexibility and ensures that each of our independent directors has a meaningful role in the selection of our director nominees. Generally, director nominees are identified and screened by all independent directors. For any nominee to be placed on Cavco’s ballot for voting by Cavco’s stockholders at any meeting of stockholders of Cavco, such nominee must first be approved by a majority of the independent directors of Cavco, and by a majority of the entire Board. The Board may form a nominating committee in the future at such time as the Board determines that a committee structure is necessary or useful in the director nominating process.

Director Qualifications. The independent directors evaluate potential director nominees according to the following criteria:

•

decisions for nominating candidates are based on the business and corporate governance needs of Cavco and if the need for a director exists, then candidates are evaluated on the basis of merit, qualifications, performance and competency;

•

the independent directors consider the composition of the entire Board when evaluating individual directors, including the diversity of experience and background represented by the Board; the need for financial, business, academic, public or other expertise on the Board and its committees; and the desire for directors working cooperatively to represent the best interests of Cavco, its stockholders and employees, and not any particular constituency;

•	a majority of our Board must be comprised of “independent” directors in accordance with applicable NASDAQ Rules;

•

we seek directors with the highest personal and professional character and integrity who have outstanding records of accomplishment in diverse fields of endeavor, and who have obtained leadership positions in their chosen business or profession;

•	candidates must be willing and able to devote the necessary time to discharge their duties as a director, and should have the desire to represent and evaluate the interests of Cavco as a whole;

•	candidates must be free of conflicts of interest that would interfere with their ability to discharge their duties as a director or that would violate any applicable law or regulation; and

•	candidates must also meet any other criteria as determined by the independent directors, which may differ from time to time.

Diversity. Cavco does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee Cavco’s businesses.

Proposals by Stockholders. Our bylaws specify the manner in which stockholders may:

•	make nominations for the election of directors;

•	propose that a director be removed; or

•	propose any other business to be brought before a meeting of stockholders.

Under our bylaws, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with, among other specified information, the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address;

•	the number of shares beneficially owned by the stockholder;

•	the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements or understandings with such persons; and

•	the number of shares beneficially owned by each person with whom the stockholder is acting in concert.

To be timely, a stockholder must deliver notice:

•	in connection with an annual meeting of stockholders, not less than 90 nor more than 180 days prior to the date on which the immediately preceding year’s annual meeting of stockholders was held;

•	in connection with a special meeting of stockholders to elect directors, not less than 40 nor more than 60 days prior to the date of the special meeting; or

•	in connection with a special meeting of stockholders for purposes other than the election of directors, not less than 10 nor more than 60 days prior to the date of the special meeting.

In order to submit a nomination for our Board, a stockholder must also submit information with respect to the nominee that would be required to be included in a proxy statement, as well as other specified information. If a stockholder fails to follow the required procedures, the stockholder’s nominee or proposal will be ineligible for election or other action and will not be voted on by our stockholders.

Other Board Matters

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of Cavco to make that determination based on the position and direction of Cavco and the membership of the Board. The Board has determined that having Cavco’s Chief Executive Officer serve as Chairman is in the best interest of Cavco’s stockholders at this time. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of Cavco and its industry, as well as fostering greater communication between Cavco’s management and the Board. Cavco does not have a lead independent director.

The Board’s Role in Risk Oversight

Management of risk is the responsibility of Cavco’s executive officers and senior management team. The Board has oversight responsibility and has designated the Audit Committee to oversee Cavco’s processes to manage business and financial risk and compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee reports to the Board regarding the adequacy of Cavco’s risk management processes. To assist the Audit Committee in overseeing risk management, Cavco’s Director of Internal Audit is directly accessible by the Audit Committee and reports to the Audit Committee upon request. Additionally, the Board encourages management to promote a corporate culture that incorporates risk management into Cavco’s corporate strategy and day-to-day business operations. The Board regularly works, with the input of Cavco’s executive officers, to assess and analyze the most likely areas of future risk for Cavco.

Communicating With Our Board

You can communicate with any member of our Board by sending the communication to Cavco Industries, Inc., 1001 N. Central Avenue, Suite 800, Phoenix, Arizona 85004, to the attention of the director or directors of your choice. We relay these communications addressed in this manner as appropriate. Communications addressed to the attention of “The Board of Directors” are forwarded to the chairperson of our Audit Committee for review and further handling.

Audit Committee

Our Audit Committee is composed of three directors, Messrs. Boor, Bunger, and Greenblatt, who satisfy the independence requirements set forth in (1) Section 10A(m) of the Exchange Act and the rules adopted by the SEC thereunder and (2) applicable NASDAQ Rules. The Audit Committee functions under a charter, which was initially adopted by our Board on September 22, 2003, and was most recently amended on September 29, 2011. The Audit Committee Charter is posted on our website at www.cavco.com.

The Board has determined that William C. Boor, the Chairperson of the Audit Committee, meets the definition of “Audit Committee financial expert,” as such term is defined under SEC rules. Mr. Boor’s qualifications are described under “Proposal No. 1: Election of Directors.”

The Audit Committee Charter provides that the Audit Committee shall perform the following key tasks:

•	select, appoint, evaluate, retain, terminate and replace Cavco’s independent auditors (subject, if the Audit Committee so determines, to stockholder ratification);

•

obtain and review, at least annually, a report by Cavco’s independent auditors describing the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues;

•

receive the applicable written independence disclosures required by the Public Company Accounting Oversight Board, including those disclosures required by Ethics and Independence Rule 3526 (the “Independence Report”);

•

actively engage in a dialogue with the independent auditors with respect to any relationships or services disclosed in the Independence Report or otherwise known to the Audit Committee that may impact the objectivity or independence of the auditor, and recommend that the Board take appropriate action in response to such information to satisfy itself of the auditor’s independence;

•	review any report made by Cavco’s independent auditors pursuant to Section 10A(k) of the Exchange Act;

•	confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC;

•	review with the independent auditors any audit problems or difficulties and management’s response; and

•

preapprove all auditing services, audit engagement fees and terms and permitted non-audit services provided to Cavco by its independent auditors (subject to the de minimis exceptions for certain non-audit services set forth in Section 10A(i)(1)(B) of the Exchange Act), provided that the Audit Committee may delegate to one or more subcommittees the authority to grant approvals of audit and permitted non-audit services.

The Audit Committee also reviews Cavco’s corporate compliance program. The Audit Committee meets separately with the independent auditors, outside the presence of Cavco’s management or other employees, to discuss matters of concern, to receive recommendations or suggestions for change and to exchange relevant views and information.

During the last fiscal year, the Audit Committee met five times. Every member attended each of the meetings.

AUDIT FEES

The Audit Committee has adopted policies and procedures pre-approving all audit and permissible non-audit services performed by Ernst & Young LLP. Under these policies, the Audit Committee pre-approves the use of audit and specific permissible audit-related and non-audit services up to certain dollar limits. Services that do not come under this authority must be pre-approved separately by the Audit Committee. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules and, if permissible, the potential effect of such services on the independence of Ernst & Young LLP.

The aggregate fees billed for professional services by Ernst & Young LLP in the last two fiscal years are reported in the following table. We incurred a significant increase in fees as a result of the Palm Harbor Homes acquisition, which included two highly regulated subsidiaries.

Type of Fees	Fiscal 2012	Fiscal 2011
Audit Fees	$1,024,855	$461,045
Audit-Related Fees	313,334	27,514
Tax Fees	114,000	73,495
All Other Fees	1,995	1,995

Total	$1,454,184	$564,049

As used in the foregoing table:

•

“Audit Fees” are the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audit of Consolidated Financial Statements included in Cavco’s Form 10-K, internal controls, and review of Consolidated Financial Statements included in Cavco’s Form 10-Q quarterly reports or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements;

•

“Audit-Related Fees” are the aggregate fees billed for each of the last two fiscal years for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the Consolidated Financial Statements, including accounting consultations, due diligence related to business combinations, internal control reviews, and attest services that are not required by statute or regulation;

•	“Tax Fees” are the aggregate fees billed for each of the last two fiscal years fees for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning; and

•

“All Other Fees” includes the aggregate fees billed for each of the last two fiscal years for products and services provided by the principal accountant for permitted corporate finance assistance and permitted advisory services.

Report of the Audit Committee

In accordance with its written charter, the primary function of the Audit Committee is to assist the Board in fulfilling its responsibility for oversight of: (i) the quality and integrity of Cavco Industries Inc.’s (“Cavco”) accounting, auditing, and financial reporting practices and processes; (ii) the financial information to be provided to the stockholders of Cavco; (iii) the systems of disclosure controls and procedures and internal control over financial reporting established by management, the Committee and the Board; (iv) compliance with Cavco’s Code of Conduct; (v) the independent auditors’ qualifications and independence; (vi) the performance of Cavco’s independent auditors; and (vii) the internal audit process.

Management is responsible for Cavco’s financial reporting process, including the system of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The independent accountants are responsible for auditing and rendering an opinion on Cavco’s consolidated financial statements, as well as auditing certain aspects of Cavco’s internal controls. The Audit Committee’s responsibility is to monitor these processes.

In discharging its duties, the Audit Committee has: (i) reviewed and discussed Cavco’s audited Consolidated Financial Statements as of and for the year ended March 31, 2012 with our management; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iii) received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the President and Chief Executive Officer and the Chief Financial Officer financial reporting certifications required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany Cavco’s periodic filings with the SEC. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Consolidated Financial Statements referred to above be included in Cavco’s Annual Report on Form 10-K for the year ended March 31, 2012.

Audit Committee of the Board of Directors
William C. Boor, Chairperson
Steven G. Bunger
David A. Greenblatt

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Ernst & Young LLP acted as Cavco’s independent registered public accounting firm to audit its books and records for fiscal year 2012, and the Audit Committee has appointed Ernst & Young LLP as Cavco’s independent registered public accounting firm for fiscal year 2013, subject to ratification by Cavco stockholders.

If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but still may retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Cavco and our stockholders.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from Cavco stockholders.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Cavco’s independent registered public accounting firm for fiscal year 2013.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this compensation discussion and analysis (“CD&A”) is to provide information about each material element of compensation that we pay or award to, or that is earned by, our named executive officers. For fiscal year 2012, our named executive officers were Joseph H. Stegmayer, our Chairman, President and Chief Executive Officer; Daniel L. Urness, our Vice President, Treasurer and Chief Financial Officer, Charles E. Lott, President of Fleetwood Homes; and Larry H. Keener, President of Palm Harbor Homes.

Overview

Our executive compensation program for our named executive officers is relatively uncomplicated, consisting of cash compensation comprised of base salary and either a cash bonus or non-equity incentive compensation, as well as awards of options to purchase shares of our common stock or grants of restricted stock. Generally, we do not offer perquisites to our named executive officers. We do not have a defined benefit pension plan or any other similar retirement plan; however, our named executive officers are permitted to participate in Cavco’s 401(k) plan and other health and welfare programs that are generally available to all other full-time employees.

Compensation Committee

Our Compensation Committee of our Board (“Compensation Committee”) reviews and approves, or recommends to the Board for approval, all salary and other remuneration for our executive officers and oversees matters relating to our employee compensation and benefit programs.

Stockholder Approval of our Compensation Decisions

At the 2011 Annual Meeting of Stockholders, Cavco’s stockholders approved the advisory (non-binding) vote on executive compensation with approximately 92% of the votes cast in favor of the proposal regarding the Company’s executive compensation program. The Compensation Committee considers this vote a validation of its approach to executive compensation and generally has continued its compensation processes and philosophy in making 2012 executive compensation decisions, with the exception of Mr. Stegmayer’s compensation, which was adjusted, in part, in response to a competitive offer (as discussed in further detail below in this CD&A under the heading, “Fiscal 2012 Compensation Highlights”).

Executive Summary

Fiscal 2012 Business Highlights

•	Acquired assets of Palm Harbor Homes, which included five operating factories; approximately 50 retail locations; a finance company; and an insurance company.

•	Increased number of employees from approximately 1,200 to approximately 2,600.

•	Expanded our geographic base to include states and markets in which the Company had not previously done business.

•	Increased net sales 158% to $443,066,000 from $171,827,000 for fiscal year 2012.

•	Operated profitably in an environment in which other publicly held peer companies did not.

•	Received our third consecutive Manufactured Housing Institute manufacturer of the year award.

•	Selected by Forbes Magazine as one of the 100 Best Managed Companies in the U.S.

•	Continued activities to successfully integrate the Fleetwood Homes and Palm Harbor Homes businesses acquired in 2009 and 2011, respectively.

Fiscal 2012 Compensation Highlights

•

The Company entered into a four-year Amended and Restated Employment Agreement with Mr. Stegmayer. This agreement replaces Mr. Stegmayer’s prior employment agreement, which was entered into as of June 30, 2003 and was subject to automatic one-year extensions unless either the Company or Mr. Stegmayer provided a timely notice of non-renewal. The agreement is a result of the Board’s recognition of the considerable achievements of Mr. Stegmayer during his tenure with the Company, including the Fleetwood Homes and Palm Harbor Homes acquisitions; his outstanding leadership of the Company through the economic downturn; and his strong reputation in the manufactured housing industry. In negotiating this agreement, the Company also focused on Mr. Stegmayer’s retention and was mindful that, as a result of his accomplishments and his reputation, Mr. Stegmayer would be an attractive CEO candidate for other companies in and outside of the manufactured housing industry and had in fact received a competitive offer. As a result, the new agreement is intended to ensure Mr. Stegmayer’s continued employment with the Company over an extended period of time through a competitive compensation and retention package and related non-competition arrangements. The totality of these factors led the Board to determine that the agreement was in the best interest of the Company and its stockholders. See “Employment, Severance, and Change in Control Agreements” in this CD&A for a more detailed description of Mr. Stegmayer’s Amended and Restated Employment Agreement.

•	The Company paid special one-time cash incentive bonuses of $200,000 and $20,000 to Messrs. Stegmayer and Urness respectively, for their work in completing the acquisition of Palm Harbor.

Fiscal 2012 Compensation Program Changes

•	As referenced above, there were significant changes made to Mr. Stegmayer’s compensation arrangements, including the following:

•	His base salary increased from $300,000 to $400,000 for fiscal year 2012, with salary increases in future years as set forth in the employment agreement;

•	He is entitled to receive annual stock options equal in value to 100% of his base salary;

•	He has the opportunity to earn a cash bonus of up to $1 million in early 2015 conditioned upon the attainment of certain compounded annual growth rate performance targets; and

•	On December 31, 2014 he will be awarded cash in the sum of $3 million so long as he is employed by the Company on that date, subject to pay-out over time.

•

The incentive compensation program for Mr. Urness for fiscal 2012 reduced his specific objectives-based bonus target to 50% of his base salary and included a performance bonus component, in which Mr. Urness is paid a cash bonus in the amount of $10,000 for every $1 million of Company pre-tax income in excess of $7 million. Mr. Urness’ base salary increased from $190,000 to $200,000 per annum.

Objectives of Cavco’s Compensation Programs

Cavco’s executive compensation program is structured to achieve the following objectives:

•	to attract, retain and motivate highly qualified, energetic and talented executives necessary for Cavco to deliver consistently superior results;

•

to create an incentive to increase stockholder returns by establishing a direct and substantial link between individual compensation and certain financial measures that have a direct effect on stockholder values; and

•	to create substantial long-term compensation opportunities for individual executive officers based not only on long-term corporate performance but also on sustained long-term individual performance.

Role of Compensation Consultants

The Compensation Committee has authority to retain compensation consultants in determining or recommending executive or director compensation pursuant to its written charter (including the sole authority to approve such consultant’s fees and other retention terms). The Compensation Committee did not engage a compensation consultant during fiscal year 2012.

Benchmarking

Market pay levels are one of many elements used by Cavco to maintain competitive pay opportunities for our named executive officers. For fiscal year 2012, we considered our compensation peer group for benchmarking the Chief Executive Officer and Chief Financial Officer compensation to include the following former and current industry participants: Cavalier Homes, Champion Enterprises, Inc.; Coachmen Industries, Inc.; Fleetwood Enterprises, Inc.; Palm Harbor Homes, Inc.; and Skyline Corporation. These peers were chosen because each was a publicly traded manufactured housing company at the time of Cavco’s spin-off from Centex Corporation in June 2003. We also considered the following Arizona-based companies with whom we may compete with for executives and which were selected because, during our last fiscal year, each was publicly traded and roughly similar in size to Cavco in terms of annual revenue: Amtech Systems, Inc.; iGo, Inc.; Inventure Foods, Inc.; Limelight Networks, Inc.; Rockford Corporation; and Universal Technical Institute, Inc.

In connection with its compensation decisions for fiscal year 2012, the Compensation Committee used peer group compensation information as guidance to ascertain whether our Chief Financial Officer’s base salary and incentive compensation are generally aligned with those positions in the peer group. The Compensation Committee did not decide that the compensation for our Chief Executive Officer should be a specified percentage above or below, or equal to, the comparable compensation for the peer group. In setting compensation for Mr. Lott and Mr. Keener, the Compensation Committee considered the input of the Chief Executive Officer, the historical compensation paid to such executive officers (both while employed by the Company and by their predecessor companies), and certain historical compensation paid to operating executives of peer companies. While the Compensation Committee does review peer group compensation information, it is not the sole factor it considers in setting executive compensation. The Compensation Committee also takes into account other factors, including the responsibilities if the executive’s position, an executive’s compensation history, experience, performance, tenure, and Cavco’s performance.

With respect to the compensation program established in Mr. Stegmayer’s Amended and Reinstated Employment Agreement, in addition to peer group benchmarking, the Compensation Committee used a competitive offer that Mr. Stegmayer received as a benchmark.

Role of Management in Establishing and Awarding Compensation

The Compensation Committee annually reviews and approves the base salary levels and incentive opportunity levels for Cavco’s named executive officers. Our Chief Executive Officer, with the assistance of our Human Resources Department and General Counsel, regularly provides information and recommendations to the Compensation Committee on the performance of the Chief Financial Officer, appropriate levels and components of compensation, including equity grants, as well as such other information as the Compensation Committee may request.

Following the conclusion of a fiscal year, the Compensation Committee makes compensation awards for the named executive officers, including awards under short-term and long-term incentive compensation plans. To assist the Compensation Committee with its review, management provides the Compensation Committee with peer group performance results and compensation data and other information as requested by the Compensation Committee. The Board then reviews the recommendations of the Compensation Committee and considers the approval of such incentive compensation awards.

Components of Executive Compensation

In structuring the specific components of executive compensation, Cavco is guided by the following principles:

•	compensation programs should be performance based, market driven and stockholder aligned;

•

annual compensation should be set within reasonable ranges of the annual compensation for similar positions with similarly-sized and similar types of companies that engage in one or more of the principal businesses in which Cavco engages;

•	a compensation program must have elements that are not solely performance based in order to be competitive in attracting and retaining talented executives;

•	bonus payments should vary with the individual’s performance and Cavco’s financial performance;

•

a significant portion of compensation should be in the form of long-term, equity-linked incentive compensation that aligns the interests of executives with those of the stockholders and that creates rewards for long-term sustained company performance and the achievement of Cavco’s strategic objectives; and

•	compensation programs should not encourage executives to take unnecessary risks.

The Compensation Committee attempts to structure its compensation programs to the named executive officers as performance-based compensation that is tax deductible. However, the Compensation Committee may award compensation that is or could become non-deductible when such awards are in the best interest of Cavco, balancing tax efficiency with long-term strategic objectives.

Base Salary

The Compensation Committee is responsible for recommending to the Board the base salary levels for the named executive officers. In developing salary amounts, the Compensation Committee conducts a general review of salaries for similar positions in our peer group. In setting base salary levels, the Compensation Committee also considers an executive’s compensation history, experience, performance, tenure, and potential for significant contributions to Cavco’s profitability.

Mr. Stegmayer’s Amended and Restated Employment Agreement specifies base salary levels for fiscal years 2012 through 2015. Notwithstanding the foregoing, the Compensation Committee may review the base salary levels at any time and, in its sole discretion, may adjust Mr. Stegmayer’s then current base salary; provided, however, that the Compensation Committee may not decrease Mr. Stegmayer’s then current base salary without his prior written consent. If the term of the Amended and Restated Employment Agreement is extended, then the annual base salary of Mr. Stegmayer will be determined by the Compensation Committee in its reasonable business judgment provided that in no event may the Compensation Committee decrease the annual base salary of Mr. Stegmayer below that of any previous fiscal year during such renewal period. Mr. Stegmayer’s base salary for fiscal year ended March 31, 2012 was $400,000.

Mr. Urness, who does not have an employment agreement, was paid a base salary of $200,000 for fiscal year ended March 31, 2012. See the Summary Compensation Table on page 25.

Mr. Lott does not have an employment agreement and was paid a base salary of $204,000 for fiscal year ended March 31, 2012. See the Summary Compensation Table on page 25.

Mr. Keener does not have an employment agreement. His base salary upon hiring was initially set by the Chief Executive Officer at $300,000 per annum and was reduced to $240,000 per annum in January 2012 when the Compensation Committee approved Mr. Keener’s compensation program. Base salary paid to Mr. Keener for fiscal year ended March 31, 2012 was $233,076. See the Summary Compensation Table on page 25.

Incentive Compensation

Incentive compensation for Mr. Stegmayer is based solely upon Cavco’s earnings performance. Under the terms of Mr. Stegmayer’s amended and restated employment agreement, Mr. Stegmayer was paid non-equity incentive compensation in an amount equal to (i) 5% of the first $4 million of pretax income of the Company for the fiscal year, plus (ii) 6% of the next $16 million of pretax income of the Company for the fiscal year, plus (iii) 3% of pretax income of the Company for the fiscal year above $20 million, provided that the cash award on pretax earnings of any material assets or businesses acquired after June 30, 2011 shall be determined by the Compensation Committee in its sole judgment, in good faith, in consultation with Mr. Stegmayer. See the Summary Compensation Table on page 25. Based solely on this formula, for the fiscal year ended March 31, 2012, Mr. Stegmayer would have been entitled to receive non-equity incentive compensation in the amount of $1,515,860. However, in light of the continuing weak economic conditions of the country in general, the operating earnings of the Company for fiscal year ended March 31, 2012, and the substantial portion of pre-tax earnings resulting from the bargain purchase gain on the Palm Harbor Homes acquisition, the Compensation Committee approved Mr. Stegmayer’s suggestion and reduced his non-equity incentive compensation by one-third (or approximately $505,287) with such being placed into a fund to be used by the Company for supplemental discretionary bonuses for Company employees (other than Named Executive Officers unless approved by the Compensation Committee).

On June 30, 2011, the Compensation Committee approved a cash bonus of $200,000 to be paid to Mr. Stegmayer in recognition of his efforts in connection with the acquisition of substantially all of the assets of Palm Harbor Homes, Inc., a Florida corporation, by a Company subsidiary. In determining to award the bonus in cash and the size of the award, the Compensation Committee considered his role in evaluating the potential acquisition, work with Third Avenue Value Fund to obtain the additional investment in the Company subsidiary to fund the acquisition, his participation in due diligence; his role in reaching the financial terms upon which the Company subsidiary became the debtor-in-possession lender to Palm Harbor Homes in its bankruptcy; his role in negotiating the stalking horse bid of the Company subsidiary; and his role in achieving the winning bid at auction for the acquisition of the assets of Palm Harbor Homes.

Incentive compensation for Mr. Urness is paid at the sole discretion of Cavco’s Board in accordance with the incentive compensation program that is considered and adopted annually by the Compensation Committee. Under the terms of the CFO Incentive Plan for fiscal 2012, approved on June 29, 2011, Mr. Urness could earn: (i) an objectives-based bonus of up to 50% of his base salary for his performance in achieving specific objectives established by the Compensation Committee; and (ii) a performance bonus for which Mr. Urness will be paid a cash bonus in the amount of $10,000 for every $1 million of Company pretax income in excess of $7 million. The Company reduced the objectives-based bonus amount in fiscal year 2012 to 50% of Mr. Urness’ base salary from 70% of his base salary in fiscal year 2011 (and increased his performance based bonus opportunity). This reduction was made in an effort to more closely align Mr. Urness’ overall incentive compensation to stockholder interests and the Company’s performance. For fiscal year 2012, Mr. Urness was paid his full objectives-based bonus of $100,000 and a performance bonus of $240,000 based on the foregoing formula. With respect to the objectives-based bonus, the fiscal year 2012 CFO objectives and performance results are set forth in the following table.

CFO FISCAL YEAR 2012 INCENTIVE COMPENSATION

OBJECTIVES AND ACCOMPLISHMENTS

2012 OBJECTIVES	ACCOMPLISHMENTS
Integration of newly-acquired subsidiaries’ accounting policies and procedures and other administrative functions with the parent company.	Successful integration of applicable policies, procedures and functions of Palm Harbor Homes, Palm Harbor Villages, CountryPlace Acceptance Corporation, and Standard Casualty Company with the parent company.

Successfully phasing out legacy information systems and implementing a new ERP system for certain of the Company’s operations.	The legacy Fleetwood Homes ERP and related systems were successfully phased out during fiscal year 2012. A replacement ERP system was effectively installed in the applicable operations and certain other business units.

In adopting Mr. Urness’s incentive opportunity, the Compensation Committee did not assign a particular weight to any of the objectives. At the conclusion of the fiscal year, Mr. Stegmayer reviewed the performance results with Mr. Urness and based upon his review and analysis, Mr. Stegmayer recommended to the Compensation Committee that Mr. Urness receive the maximum incentive compensation target for the objectives-based portion of his annual incentive cash compensation. The Compensation Committee accepted Mr. Stegmayer’s recommendation and approved the payment of objectives-based incentive compensation to Mr. Urness in the sum of $100,000. See the Summary Compensation Table on page 25.

On June 30, 2011, the Compensation Committee approved a cash bonus of $20,000 to Mr. Urness in recognition of his efforts in connection with the acquisition of substantially all of the assets of Palm Harbor Homes by the Company’s subsidiary. In determining to award the bonus in cash and the size of the award, the Compensation Committee considered Mr. Urness’ role in evaluating the potential transaction; evaluating accounting and tax issues associated with the acquisition; and his participation in due diligence.

Incentive compensation for Mr. Lott is paid at the sole discretion of the Compensation Committee in accordance with the incentive compensation program that is considered and adopted annually by the Compensation Committee. The incentive compensation plan for Mr. Lott was adopted by the Compensation Committee on June 29, 2011, and is based solely upon the earnings of the Company’s Fleetwood plants. Pursuant to the terms of the incentive compensation plan, Mr. Lott was eligible to receive quarterly incentive payments based on the adjusted pre-tax income of seven of the Company’s Fleetwood Homes plants. Any deficit during a particular quarter rolled forward to the next quarter. Other employees participated in this incentive program with Mr. Lott and, based on the “points” allocated to Mr. Lott, he received incentive compensation payments in the sum of $188,914 for fiscal year 2012. See the Summary Compensation Table on page 25.

Mr. Keener was hired as President of Palm Harbor Homes effective as of April 25, 2011. Mr. Keener received an incentive bonus payment of $45,000 for the first quarter of fiscal year 2012 based on a program set by the Chief Executive Officer. Mr. Keener did not have an incentive compensation program in place for the second quarter of fiscal year 2012.

In January 2012, an incentive compensation program was established for the third and fourth quarters of fiscal year 2012 in which Mr. Keener would be eligible to receive incentive compensation based upon quarterly pre-tax profits of Palm Harbor Homes’ retail subsidiary, Palm Harbor Villages. Under the terms of the bonus plan, Mr. Keener was eligible to receive a bonus of: (i) ten percent (10%) of quarterly pre-tax profits of Palm Harbor Villages of $0 to $500,000; (ii) nine percent (9%) of quarterly pre-tax profits of Palm Harbor Villages of $500,001 to $750,000; (iii) eight percent (8%) of quarterly pre-tax profits of Palm Harbor Villages of $750,001 to $1,000,000; (iv) seven percent (7%) of quarterly pre-tax profits of Palm Village of $1,000,001 to $1,250,000; (v) six percent (6%) of quarterly pre-tax profits of Palm Harbor Villages of $1,250,001 to $1,500,000 and (vi) five percent (5%) of quarterly pre-tax profits of Palm Harbor Villages greater than $1,500,001. Mr. Keener received an incentive compensation payment in the sum of $48,552 for the third quarter of fiscal year 2012 based on the foregoing. Mr. Keener did not qualify for an incentive compensation payment for the fourth quarter of fiscal year 2012. See the Summary Compensation Table on page 25.

Long-Term Compensation

The existing stock incentive program of Cavco, which is subject to annual review and may be revised or superseded in the future, is designed to provide incentive to the participants under such program, which include the named executive officers, to focus on maximizing Cavco’s return to stockholders and to plan and prepare properly for Cavco’s future. Stock options or grants of restricted stock may be granted at the fair market value on the date of the grant under the Cavco Industries, Inc. 2005 Stock Incentive Plan, as amended.

Under the terms of Mr. Stegmayer’s Amended and Restated Employment Agreement, he is eligible for a supplemental long-term cash incentive consisting of (i) a special performance bonus, in the amount of up to $1 million, conditioned upon the attainment of the following 4-year compound annual growth rate (“CAGR”) performance targets, using the Company’s pre-tax earnings for the four fiscal quarters ended on December 31, 2010 as a base year (i.e., calendar year 2010) compared to the four fiscal quarters ending December 31, 2014 (i.e., calendar year 2014): below 30%, vesting is 0%; 30%, vesting is 50%; 40%, vesting is 80%; and 50% and greater, vesting is 100% (the Compensation Committee will compute the vesting percentage on a pro-rata basis); and (ii) a cash award of $3 million, conditioned upon Mr. Stegmayer’s employment by the Company on December 31, 2014, subject to pay-out over time.

On June 30, 2011, consistent with the terms of Mr. Stegmayer’s Amended and Restated Employment Agreement, Cavco granted to Mr. Stegmayer a non-qualified option to purchase 22,500 shares of common stock, which has a Black-Scholes value of 100% of Mr. Stegmayer’s base salary for fiscal year 2012, subject to minor rounding as provided in the Amended and Restated Employment Agreement. The grant to Mr. Stegmayer is subject to a four year pro-rata vesting schedule commencing on the first anniversary of the grant date. In determining the vesting of the awards made, the Compensation Committee followed the Company’s legal obligations set forth in Mr. Stegmayer’s Amended and Restated Employment Agreement.

On June 30, 2011, consistent with Cavco’s objective of creating incentives for its executive officers to increase stockholder returns by establishing a direct and substantial link to executive compensation, Cavco granted non-qualified options to purchase 5,600 shares of common stock to Mr. Urness and 8,000 shares of common stock to Mr. Lott. The grant to Mr. Urness represents a Black-Scholes value of 50% of Mr. Urness’ base salary for fiscal year 2012. In making the grant to Mr. Lott, the Compensation Committee considered the recommendation of Mr. Stegmayer and Mr. Lott’s performance in integrating Fleetwood. The grants to Messrs. Urness and Lott are subject to a four year pro-rata vesting schedule commencing on the first anniversary of the grant date, which is consistent with the Company’s past practice and typical vesting schedule. A grant of stock options was not made to Mr. Keener in fiscal year 2012.

Perquisites and Other Compensation

Cavco does not offer perquisites, except for a very limited car allowance offered to one of its named executive officers that falls below the threshold for proxy statement disclosure. The named executive officers may participate in Cavco’s 401(k) plan and other health and welfare programs that are available to all other full-time employees.

Employment, Severance, and Change in Control Agreements

Mr. Stegmayer’s Amended and Restated Employment Agreement provides for: (a) a term ending March 31, 2015, and is automatically extended for successive one-year periods unless the Board or Mr. Stegmayer elects not to renew the term by notice to the other at least 90 days prior to the end of the then current term; (b) a base salary of no less than $400,000 for fiscal year 2012, $450,000 for fiscal year 2013, and $500,000 for fiscal years 2014 and 2015, subject to periodic review and adjustment by the Compensation Committee, but in no event can the base salary be reduced without Mr. Stegmayer’s consent; (c) non-equity incentive compensation in an amount equal to (i) 5% of the first $4 million of pretax income of the Company for the fiscal year, plus (ii) 6% of the next $16 million of pretax income of the Company for the fiscal year, plus (iii) 3% of pretax income of the Company for the fiscal year above $20 million, provided that the cash award on pretax earnings of any material assets or businesses acquired after June 30, 2011 shall be determined by the Compensation Committee in its sole judgment, in good faith, in consultation with Mr. Stegmayer; (d) supplemental long-term cash incentive consisting of (i) a special performance bonus, in the amount of up to $1 million, conditioned upon the attainment of the following 4-year CAGR performance targets, using the Company’s pre-tax earnings for the four fiscal quarters ended on December 31, 2010 as a base year (i.e., calendar year 2010) compared to the four fiscal quarters ending December 31, 2014 (i.e., calendar year 2014): below 30%, vesting is 0%; 30%, vesting is 50%; 40%, vesting is 80%; and 50% and greater, vesting is 100% (the Compensation Committee will compute the vesting percentage on a pro-rata basis); and (ii) a cash award of $3 million, conditioned upon Mr. Stegmayer’s employment by the Company on December 31, 2014, subject to the exceptions discussed below; and (e) an annual grant of options to acquire shares of the Common Stock of the Company, the value of which shall equal 100% of Mr. Stegmayer’s then base salary using the Black-Scholes option value model (vesting criteria and vesting timing shall be at the sole discretion of the Compensation Committee). The special performance bonus is to be paid as soon as practicable after the Company files its financial statements for the quarter ending December 31, 2014 with the SEC (but no later than February 28, 2015) upon confirmation by the Compensation Committee of achievement of the performance target(s). The cash award of $3 million is payable in $500,000 increments as follows: $500,000 (together with simple interest at 5% per annum on the unpaid balance) between January 1 and January 30 in each of the years 2015 through 2020.

Mr. Stegmayer’s Amended and Restated Employment Agreement includes provisions for certain payments to be made upon his termination or resignation. If Cavco terminates Mr. Stegmayer’s employment and such termination constitutes a Termination for Cause (as defined in the employment agreement), or if Mr. Stegmayer voluntarily resigns prior to the occurrence of a Change in Control (as defined in the employment agreement) of Cavco and such resignation does not constitute a Termination for Good Reason (as defined in the employment agreement), then Mr. Stegmayer is entitled to receive only his then current base salary on a pro rata basis to the date of such termination or resignation. If prior to the occurrence of a Change of Control, Mr. Stegmayer dies or becomes Disabled (as defined in the employment agreement), or if Cavco terminates his employment and such termination constitutes a Termination Without Cause or Mr. Stegmayer terminates his employment and such termination constitutes a Termination for Good Reason, then Mr. Stegmayer shall be entitled to the following: (a) continued payment of his then current base salary for each fiscal year under the remaining term of the employment agreement plus one year following the expiration of the term; (ii) a single lump sum cash payment in an amount equal to two times his Average Annual Bonus (as defined in the employment agreement) for the preceding two fiscal years; and (c) continued health insurance benefits for a period of 18 months. If within two years after the occurrence of a Change in Control of Cavco: (a) Cavco terminates Mr. Stegmayer’s employment and such termination constitutes a Termination Without Cause; or (b) Mr. Stegmayer voluntarily resigns his employment for any reason, then in each case Cavco must pay to Mr. Stegmayer a lump sum termination payment equal to two times the sum of his then current base salary and Average Bonus.

The Amended and Restated Employment Agreement also provides that Mr. Stegmayer will not disclose any confidential information of the Company during or after the term of the agreement.

During his employment with the Company and for a period of two years following his resignation or termination (and in no event for a period of less than four years from the effective date of the employment agreement), Mr. Stegmayer is precluded from engaging in any business or associating with any entity that is actively engaged in any competitive business with the Company or any of its affiliates, in any geographic area in which the Company conducts business or sells products.

In the event of a Termination Without Cause (as defined in the employment agreement) prior to December 31, 2014, Mr. Stegmayer may elect, immediately after such discharge by written notice which, to be effective, must be received by the Company on or before the tenth day after such discharge, to forego the long-term cash incentives described above, in which case the non-compete provisions described in the previous paragraph will be null and void.

The table below reflects the amount of compensation that would have been payable to Mr. Stegmayer in the event of termination of his employment, as provided in the Amended and Restated Employment Agreement. The amounts shown assume that termination was effective as March 31, 2012, and are estimates of the amounts that would have been paid to Mr. Stegmayer upon his termination. The actual amounts that would be payable can be determined only at the time of termination. We have not included below any accrued but unpaid salary or payment of accrued and vested benefits and unused vacation time, as those amounts would be paid in the event of termination of employment for any reason. Equity awards that are not subject to acceleration and the value of health benefits, which is nominal, are not included below.

Executive Benefits and Payments Upon Termination	Termination for Cause or Voluntary Resignation prior to Change in Control	Termination without Cause prior to a Change in Control; or Resignation by Executive for good reason; or if Executive dies or becomes Disabled	Termination without Cause or Voluntary Resignation within two years after a Change in Control
Base Salary	$15,385	$1,950,000	$900,000
Bonus	0	$128,830	$257,660
CAGR Bonus	0	$1,000,000	$1,000,000
$3 Million Cash Bonus	0	$3,000,000	$3,000,000

Total:	$15,385	$6,078,830	$5,157,660

We do not have written or oral employment, severance or change in control agreements with Messrs. Urness, Lott and Keener. A restricted stock award agreement with Mr. Urness provides for full vesting of all restricted shares in the event of his termination of service, other than as a result of: (i) a termination for cause; (ii) a voluntary resignation when there is no uncured breach by Cavco of any obligation or duty owed by Cavco to him; (iii) disability; or (iv) death. This restricted stock award agreement requires that Mr. Urness must have been in continuous service with Cavco since the grant date in order to be eligible for such benefit.

The table below reflects the value of restricted stock vesting that would accelerate in the event of the termination of Mr. Urness’s employment as described in the preceding paragraph. The value shown assumes that termination was effective as of March 31, 2012.

Number of Restricted Shares Vesting	Value of Restricted Shares Vesting (2)
158 (1)	$7,360

(1)	Shares vested on June 1, 2012.
(2)	Value is based on a share price of $46.58 on March 30, 2012.

Compensation Policies and Practices as they relate to Risk Management

The Compensation Committee believes that our compensation policies and practices do not encourage excessive and unnecessary risk-taking, and that the level of risk that the policies and practices do encourage is not reasonably likely to have a material adverse effect on the Company.

The Compensation Committee has reviewed Cavco’s compensation policies and practices for its employees as they relate to risk management and has determined that such policies and practices are not reasonably likely to have a material adverse effect on Cavco.

Compensation Committee

The Compensation Committee reviews and approves all salary and other remuneration for our executive officers and oversees matters relating to our employee compensation and benefit programs. The Compensation Committee is comprised of David A. Greenblatt, its Chairperson, William C. Boor, and Jack Hanna.

No member of the Compensation Committee is an employee of Cavco. The Compensation Committee operates pursuant to a written charter that sets forth its functions and responsibilities. The Compensation Committee Charter is posted on our website at www.cavco.com.

The Compensation Committee is charged with assisting the Board in:

•

assessing whether the various compensation programs of Cavco are designed to attract, motivate, and retain the senior management necessary for Cavco to deliver consistently superior results and are performance based, market driven, and stockholder aligned;

•

its oversight of specific incentive compensation plans adopted by Cavco, with the approval of the Compensation Committee, including stock plans and short term and long term incentive compensation plans for members of senior management of Cavco;

•	its approval, review and oversight of benefit plans of Cavco, and;

•	its oversight of the performance and compensation of the Chief Executive Officer of Cavco and the other members of the senior management of Cavco.

The Compensation Committee met four times during the fiscal year and all members attended each meeting.

Compensation Committee Report

The Compensation Committee of Cavco has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and included in the Proxy Statement for the 2012 Annual Meeting of Stockholders. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

David A. Greenblatt, Chairperson

William C. Boor

Jack Hanna

Compensation Committee Interlocks and Insider Participation

There were no interlocking relationships between Cavco and other entities that might affect the determination of the compensation of our executive officers.

SUMMARY COMPENSATION

The table below summarizes the total compensation paid or earned by each of the named executive officers for fiscal years ended March 31, 2012, 2011 and 2010, respectively; for Charles E. Lott, President of Fleetwood Homes. for fiscal years ended March 31, 2012 and 2011; and for Larry H. Keener, President of Palm Harbor for fiscal year ended March 31, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive		Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Joseph H. Stegmayer, Chairman of the Board, President and Chief Executive Officer	2012	400,000	200,000	1,010,573	(3)	414,675	1,338	2,026,586
	2011	300,000	—	257,660		666,810	1,398	1,225,868
	2010	236,250	—	—		819,200	1,220	1,056,670
Daniel L. Urness, Vice President, Treasurer and Chief Financial Officer	2012	200,000	120,000	240,000		103,208	1,338	664,546
	2011	190,000	—	133,000		100,380	1,398	424,778
	2010	175,000	—	100,000		204,800	1,220	481,020
Charles E. Lott, President, Fleetwood Homes, Inc.	2012	204,000	—	188,914		147,440	1,342	541,296
	2011	204,000	—	70,124		—	1,029	275,153
Larry H. Keener, President, Palm Harbor Homes, Inc.	2012	230,076	45,000	48,552		—	959	327,587

(1)	Amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718. We describe the assumptions made in this valuation in Note 16 to the Consolidated Financial Statements in the 2012 Form 10-K.
(2)	Amounts in this column represent short-term disability, long-term disability, life insurance premiums, and 401(k) match paid by Cavco.
(3)	Mr. Stegmayer would have been eligible to receive incentive compensation in the sum of $1,515,860, but the Compensation Committee approved Mr. Stegmayer’s suggestion to reduce this non-equity incentive compensation by one-third and to place such amount into a fund to be distributed to other Company employees, other than named executive officers, unless approved by the Compensation Committee.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to the options and stock granted during the fiscal year ended March 31, 2012 to each of our named executive officers listed in the Summary Compensation Table.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value (2)
Joseph H. Stegmayer	June 30, 2011	22,500	$45.00	$414,675
Daniel L. Urness	June 30, 2011	5,600	$45.00	$103,208
Charles E. Lott	June 30, 2011	8,000	$45.00	$147,440
Larry H. Keener	—	—	—	—

(1)	These options vest twenty-five percent on the first anniversary of the grant date and twenty-five percent on each anniversary thereafter until fully vested.
(2)	Amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table includes certain information with respect to the value of all unexercised options and restricted stock awards previously awarded to the executive officers named above at the fiscal year end, March 31, 2012.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Joseph H. Stegmayer	65,500	—		27.55	5/17/12	—		—
	8,000	72,000	(1)	25.33	6/30/16	—		—
	11,625	34,875	(2)	36.02	5/21/17	—		—
	—	22,500	(2)	45.00	06/30/18	—		—
Daniel L. Urness	4,000	1,000		38.16	6/01/14	158	(3)	7,360	(4)
	6,000	4,000		32.00	7/10/15	—		—
	2,000	18,000	(1)	25.33	6/30/16	—		—
	1,750	5,250	(2)	36.02	5/21/17	—		—
	—	5,600	(2)	45.00	6/30/18	—		—
Charles E. Lott	—	8,000		$45.00	6/30/18	—		—
Larry H. Keener	—	—		—	—	—		—

(1)	Of the initial options granted, ten percent vest on the second anniversary of the grant date, and thirty percent vest on each anniversary thereafter until fully vested.
(2)	Of the initial options granted, twenty-five percent vest on the first anniversary of the grant date and twenty-five percent vest on each anniversary thereafter until fully vested.
(3)	Shares vested on June 1, 2012.
(4)	The market value of the restricted shares to Mr. Urness is based on a share price of $46.58 on March 30, 2012.

OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to the options exercised by the executive officers named above and stock vested during the fiscal year ended March 31, 2012.

Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired On Vesting (#)		Value Realized On Vesting ($)
Joseph H. Stegmayer	68,000	1,220,260	—		—
Daniel L. Urness	—	—	340	(2)	$12,960	(3)
Charles E. Lott	—	—	—		—
Larry H. Keener	—	—	—		—

(1)	The value realized for the option awards is the difference between the market price of the underlying security at exercise and the exercise or base price of the option.
(2)	Reflects the number of shares of restricted common stock that vested during the fiscal year ended March 31, 2012.
(3)	157 shares of restricted common stock vested on June 1, 2011. The value realized on vesting of these 157 shares is based on the closing share price of $41.11 on June 1, 2011. 183 shares of restricted common stock vested on August 9, 2011. The value realized on vesting of these 183 shares is based on the closing share price of $35.55 on August 9, 2011.

PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s stockholders to vote on an advisory (non-binding) basis regarding the compensation of the Company’s named executive officers (commonly referred to as “Say on Pay”). For a comprehensive description of our executive compensation program and compensation philosophy, please refer to the Company’s CD&A beginning on Page 15. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and consider the outcome when making future decisions concerning our executive compensation program.

In deciding how to vote on this proposal, the Board points out the following factors, many of which are more fully discussed in the CD&A:

•	Our executive compensation programs are designed to depend significantly on the achievement of performance goals that the Committee believes drive long-term stockholder value;

•	Our pay practices are designed not to encourage management to take unacceptable risks;

•	Our Compensation Committee reviews peer group compensation to confirm that our programs are not outside the norm among peer group companies (See “Benchmarking” on Page 17); and

•	We believe the Company’s executive compensation programs are well suited to promote the Company’s objectives in both the short and long-term.

Recommendation of the Board

The Board of Directors believes that the compensation of our Named Executive Officers is appropriate and recommends a vote “FOR” the following advisory resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes and narrative set forth in this proxy statement.

GENERAL

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Cavco directors and executive officers, and persons who beneficially own more than 10% of a registered class of Cavco’s equity securities, to file initial reports of ownership, reports of changes in ownership and annual reports of ownership with the SEC and NASDAQ. Such persons are required by SEC regulations to furnish Cavco with copies of all Section 16(a) reports that they file with the SEC.

Based solely on its review of the copies of such reports received by it with respect to fiscal year 2012 or written representations from certain reporting persons, Cavco believes that its directors, executive officers and persons who beneficially own more than 10% of a registered class of Cavco’s equity securities have complied with the filing requirements of Section 16(a) for fiscal year 2012 applicable to such persons.

Certain Relationships and Related Transactions

Transactions with Related Persons

We have entered into Change of Control Agreements with certain of our executive officers. See above under “Compensation Discussion and Analysis – Employment, Severance and Change of Control Arrangements.”

Review, Approval or Ratification of Transactions with Related Persons

Cavco has established policies and other procedures regarding approval of transactions between Cavco and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. These policies and procedures are generally not in writing, but are evidenced by long standing principles set forth in our code of conduct or adhered to by our Board. As set forth in the Audit Committee Charter, as and to the extent required under applicable federal securities laws and related rules and regulations, and/or the NASDAQ Rules, related party transactions are to be reviewed and approved, if appropriate, by the Audit Committee. Generally speaking, we enter into such transactions only on terms that we believe are at least as favorable to Cavco as those that we could obtain from an unrelated third party.

Code of Conduct

Cavco has adopted a code of conduct that applies to Cavco directors and all employees, including Cavco’s Chief Executive Officer, Chief Financial Officer and Controller. Cavco’s code of conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that Cavco files with, or submits to, the SEC and in other public communications made by Cavco;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the code of conduct to an appropriate person or persons identified in the code of conduct; and

•	accountability for adherence to the code of conduct.

Cavco has posted the text of its code of conduct on its Internet website at www.cavco.com. Cavco’s code of conduct will remain accessible on its Internet website. However, if Cavco ever desires to remove its code of conduct from its Internet website, then, prior to such removal, Cavco will either file its code of conduct as an exhibit to its Annual Report on Form 10-K filed with the SEC or will undertake to provide a copy of the code of conduct to any person without charge.

Form 10-K

Stockholders entitled to vote at the annual meeting may obtain a copy of Cavco’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012, including the Consolidated Financial Statements, required to be filed with the SEC, without charge, upon written or oral request to Cavco Industries, Inc., Attention: James P. Glew, Secretary, 1001 N. Central Avenue, Suite 800, Phoenix, Arizona, 85004, (800) 790-9111.

Stockholder Proposals

To be considered for inclusion in next year’s proxy statement, stockholder proposals, submitted in accordance with the SEC’s Rule 14a-8, must be received at Cavco’s principal executive offices, addressed to the attention of the Secretary, no later than the close of business on February 15, 2013.

For any proposal that is not submitted for inclusion in Cavco’s proxy material for the 2013 annual meeting of stockholders but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits Cavco’s management to exercise discretionary voting authority under proxies it solicits unless Cavco is notified about the proposal no earlier than January 12, 2013 and no later than April 12, 2013, and the stockholder submitting the proposal satisfies the other requirements of Rule 14a-4(c). Cavco’s bylaws further provide that, to be considered at the 2013 annual meeting, a stockholder proposal relating to the nomination of a person for election as a director must be submitted in writing and received by the Secretary at the principal executive offices of Cavco no earlier than January 12, 2013 and no later than April 12, 2013, and must contain the information required by Cavco’s bylaws. Any stockholder wishing to receive a copy of Cavco’s bylaws should direct a written request to the Secretary at Cavco’s principal executive offices.

Cavco Website

In this proxy statement, we state that certain information and documents are available on the Cavco website. These references are merely intended to suggest where additional information may be obtained by our stockholders, and the materials and other information presented on our website are not incorporated in and should not otherwise be considered part of this proxy statement.

By Order of the Board of Directors

JAMES P. GLEW
Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date. CAVCO INDUSTRIES, INC. INTERNET http://www.proxyvoting.com/cvco Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. 25681 FOLD AND DETACH HERE UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE TWO DIRECTOR NOMINEES NAMED IN ITEM 1 AND FOR ITEMS 2 AND 3, and, at the discretion of the named proxies, upon such other business as may properly be brought before the meeting or any adjournment thereof. By executing this proxy, the Please mark your votes as indicated in this example X undersigned hereby revokes prior proxies relating to the meeting. The Board of Directors recommends a vote “FOR” the election of the two nominees in Item 1 and “FOR” Items 2 and 3. FOR AGAINST ABSTAIN 1. Election of two directors to serve until the Annual 2. Ratification of the appointment of independent auditor for Meeting of Stockholders in 2015. FOR WITHHOLD *EXCEPTIONS fiscal 2013. ALL FOR ALL Nominees: 01 Steven G. Bunger 3. Proposal to approve the advisory (non-binding) resolution relating to executive compensation. 02 Jack Hanna 4. In their discretion, on such other business as may properly be brought before the meeting or any adjournment thereof. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) MARK HERE IF YOU PLAN TO ATTEND THE MEETING. *Exceptions Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date

You can now access your Cavco Industries, Inc. account online. Access your Cavco Industries, Inc. account online via Investor ServiceDirect® (ISD). The transfer agent for Cavco Industries, Inc. now makes it easy and convenient to get current information on your shareholder account. View account status View payment history for dividends View certificate history Make address changes View book-entry information Obtain a duplicate 1099 tax form Visit us on the web at http://www.cpushareownerservices.com For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at http://www.cpushareownerservices.com where step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HERE CAVCO INDUSTRIES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS – JULY 11, 2012 The undersigned hereby appoints William C. Boor and David A. Greenblatt, or either of them, proxy, with full power of substitution, to vote, as specified on the reverse side, at the Annual Meeting of Stockholders of Cavco Industries, Inc. to be held July 11, 2012, or any adjournment thereof, all shares of Common Stock of Cavco Industries, Inc. registered in the name of the undersigned at the close of business on May 25, 2012. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE BALLOT ON THE REVERSE SIDE, BUT IF NO INSTRUCTIONS ARE INDICATED, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN ITEM 1 AND FOR ITEMS 2 AND 3. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 4. By execution of this proxy, you hereby acknowledge receipt herewith of Notice of Annual Meeting and Proxy Statement for the July 11, 2012 Annual Meeting. READ, EXECUTE AND DATE REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Address Change/Comments (Mark the corresponding box on the reverse side) SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 25681